Exhibit 99.1

Tweeter Home Entertainment Group Reports Results For Its Third Fiscal Quarter Ended June 30, 2003

•	Loss per share was $0.17 for the quarter, in line with previous guidance

•	Marketing changes have positive results except for Florida and Arizona

CANTON, MA, July 24, 2003 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced its earnings results for the third fiscal quarter ended June 30, 2003.

For the quarter ended June 30, 2003, total revenue decreased 2.8% to $170 million from $175 million in the same period last year. Comparable store sales decreased 10%. Net loss for the quarter was $4.1 million compared to net income of $103,000 for the same period last year. Loss per share was $0.17 on a diluted basis, compared to earnings per share of $0.00 on a diluted basis for the same period last year.

Our income statement for this quarter contains a reclassification entry between selling expenses and cost of goods sold, as a result of EITF 02-16. We reclassified $5.7 million dollars of co-operative advertising credits and allowances from vendors out of selling expenses (a reduction in net advertising) and into cost of sales. There is not a corresponding entry for the comparative period, so readers must bear this mind as they compare both the cost of sales and selling expense line items between periods.

Loss from operations was $6.4 million, compared to income from operations of $678,000 in the same period last year. As a percentage of revenue, operating income decreased to –3.8% from 0.4% in the same period last year. This was due to a 230 basis point increase in selling expenses, excluding an adjustment for EITF 02-16 that reclassed $5.7 million of coop advertising funds from selling expenses to cost of sales, as well as a 240 basis point decline in gross margin, also excluding the EITF 02-16 adjustment. Co-operative advertising funds were 130 basis points less due to the sales decrease and reduced purchases during the quarter. Gross Ad spend was down by 100 basis points with last year as a percentage of sales. Occupancy costs and depreciation were also 189 basis points higher as a percentage of sales, the result of 15 additional stores with $5 million less in total revenue. Average selling expenses per store did decline 3.8% to $299,000 from $311,000 for the same period last year. This is a result of cost cutting, but was not enough to offset the revenue decline or margin erosion that occurred during the quarter. Overall gross margin, excluding the EITF 02-16 adjustment, decreased to 33.8% from 36.2% for the same quarter last year. The majority of the gross margin decline was caused by a 140 basis point reduction in vendor rebates, with the balance due primarily to product margin and mix changes.

Corporate, general and administrative expenses as a percentage of revenue decreased to 6.4% from 6.8% last year, and had an absolute dollar decline as well, to $11 million from $12 million last year. This is a direct result of cost cutting initiatives that have been undertaken this year.

Jeffrey Stone, President and CEO said, “Our biggest issue continues to be store traffic. As evidenced by the increase as a percent of sales of items such as rent, depreciation and a few other categories, driving top line sales is the key. We reduced the pace of declining customer counts during the quarter, which we believe is a result of the new marketing strategy. One month, however, is not enough time and does not allow for the adequate collection of data to thoroughly evaluate the effect of our marketing changes, so we are continuing to monitor this important metric as our marketing evolves. We will continue to be cautious with near-term sales expectations.”

Joe McGuire, Chief Financial Officer said, “Inventory at the end of June was $133 million, down from $144 million at the end of March. This also compares favorably to last year at this time, as we had $135 million in inventory with 15 fewer stores. We expect the inventory level at the end of September to be approximately $135 million. Debt outstanding on our revolving credit facility was $50 million and our plan is to end the fiscal year with debt at about $50 million, which is where we finished last year.”

McGuire continued, “We continued to make progress driving our receivables down, as they finished at $19 million, down from $29 million at this time last year. This represents about 10 days of receivables, down from 17 at this time last year. Inventory days on hand continues to be our largest opportunity, and will remain a management focus.”

McGuire concluded, “For the quarter ending September 2003, we are planning comparable store sales to be in the range of negative 3% to negative 6%, which will put revenue in the range of $184 million to $189 million. We are anticipating a reduced gross margin during the quarter, as we are planning to reduce our open box and discontinued inventory below historical levels with several in-store changes to pricing, compensation and incentives related to the category during our fourth quarter. We anticipate that this will have a negative impact to gross profit in the range of $2 to $3 million dollars during August and September. Discontinued and open box inventory has historically represented between 10% and 15% of total inventory. However, we are making some strategic changes in how we view our inventory and part of this change is to maintain discontinued inventory in the range of 6% to 9% of total inventory. Our goal is to be within this range by the end of the fourth fiscal quarter.

We are also planning to increase our gross advertising expenditures by $1 million from 5.2% to 5.7% of planned revenue for the September quarter. With our high rate of repeat customer shops in the holiday quarter, we believe that the strategic acquisition of customers now will be helpful to us in the December quarter. Inclusive of these charges, we expect the net loss in the September quarter to be between $3.5 and $5.2 million, and expect EPS to be in the range of negative $0.15 to $0.22.”

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The Company’s fiscal 2002 revenues were $796 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past seven years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. Tweeter Home Entertainment Group, Inc. now operates 177 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The Company employs more than 3,550 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com.

Tweeter Home Entertainment Group, Inc.
Consolidated Statements of Operations
(In thousands except share and per share amounts)
(Unaudited)

	Three Months ended		Nine Months ended
	June 30,		June 30,

	2002	2003	2002	2003

Total revenue	$175,327	$170,473	$613,062	$602,093
Cost of sales	111,869	107,117	391,340	387,047

Gross profit	63,458	63,356	221,722	215,046
Selling expenses	50,427	58,636	160,088	182,380
Corporate, general and administrative expenses	11,960	10,989	31,865	32,799
Amortization of intangibles	393	170	1,184	510

Income (loss) from operations	678	(6,439)	28,585	(643)
Income (loss) from joint venture	(1)	—	71	—
Interest expense, net	505	434	1,655	1,655

Income (loss) before income taxes	172	(6,873)	27,001	(2,298)
Income tax expense (benefit)	69	(2,749)	10,803	(917)

Net income (loss)	$103	$(4,124)	$16,198	$(1,381)

Basic earnings (loss) per share	$0.00	$(0.17)	$0.70	$(0.06)

Diluted earnings (loss) per share	$0.00	$(0.17)	$0.67	$(0.06)

Weighted average shares outstanding
Basic	23,454,117	23,752,013	23,278,568	23,637,822
Diluted	24,138,413	23,752,013	24,268,771	23,637,822

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2002	2003

		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,283	$5,483
Accounts receivable, net	23,116	18,553
Inventory	143,234	132,507
Other current assets	21,028	21,108

Total current assets	189,661	177,651
Property and Equipment, Net	134,311	133,461
Long-Term Investments	1,103	1,862
Other Assets, Net	8,196	10,759
Goodwill/Intangibles, Net	2,607	2,526

TOTAL	$335,878	$326,259

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$289	$201
Amount due to bank	4,520	17,677
Accounts payable, accrued expenses and other current liabilities	95,561	72,526

Total current liabilities	100,370	90,404

Long-Term Debt:
Long-term debt	50,074	50,033
Other Long-Term Liabilities	10,823	11,131

Total liabilities	161,267	151,568

Commitments and Contingencies Stockholders’ Equity	174,611	174,691

TOTAL	$335,878	$326,259

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	June 30,

	2002	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,198	$(1,381)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,958	16,205
Non cash compensation	—	1,085
Other non cash items	(78)	(757)
Changes in operating assets and liabilities, net of effects from acquisition of business:
(Increase) decrease in assets	(2,728)	12,784
Decrease in liabilities	(6,261)	(24,100)

Net cash provided by operating activities	20,089	3,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(41,839)	(14,035)
Sale of investments	63	—
Cash paid for acquisitions	(3,913)	—
Distibutions from joint venture	1,583	—

Net cash used in investing activities	(44,106)	(14,035)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt	20,747	13,028
Equity transactions	2,658	371

Net cash provided by financing activities	23,405	13,399

DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS	(612)	3,200
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,278	2,283

CASH AND CASH EQUIVALENTS, END OF PERIOD	2,666	5,483

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,780	$1,625

Taxes	$9,833	$87

Noncash investing activities:
Issuance of common stock and assumptions of options for acquisitions	$1,000	$—

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For further information, contact Anne-Marie Kline at 781 830 3478, fax 781 830 3223 or email at
amkline@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks that our new marketing strategy may not be reducing the pace of declining customer counts, risks related to quarter ending September 2003 expected ending inventory levels, outstanding debt levels, comparable store sales, total revenues and earnings per share estimates, risks that increasing advertising expenditures in the September 2003 quarter may not be helpful in acquiring customers for the December 2003 quarter, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 17, 2002 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.